Exhibit 99.1

Red Cat to Acquire Rotor Riot

Company announces merger agreement with leader of high-performance FPV drone technology

SANTURCE, Puerto Rico -- January 3, 2020 -- Red Cat Holdings, Inc. (OTC: RCAT), a leading provider of distributed data storage, analytics and services for the drone industry, today announced it has entered into an agreement to acquire Rotor Riot in a stock and cash transaction. The companies expect the deal to close in mid-January.

“We believe this deal is another significant milestone in our strategy to fuel rapid growth,” said Jeff Thompson, CEO of Red Cat. “Rotor Riot is not only a leading provider of FPV and drone racing hardware, but the company is also a trusted resource and deeply embedded in the global FPV community. Combining our companies will further align our SaaS platform and data capabilities with cutting edge hardware available today, and provide a solid foundation for us to develop and engineer new and exciting technologies for both the drone hobby lifestyle and commercial industry.”

Rotor Riot’s revenue grew approximately 44% year-over-year from 2018 to 2019 to approximately $2.6 million. This transaction will provide the resources and combined expertise to drive further growth for both companies. Red Cat will continue to build and accelerate its drone black box and SaaS business and utilize its existing data analytics platform to develop a robust customer support system for Rotor Riot. As part of the deal, Chad Kapper will continue as Rotor Riot’s CEO.

“We have unwavering confidence in the Rotor Riot team to continue building their brand, loyal community, and market-leading products under the steadfast leadership of Chad Kapper and Drew Camden,” added Thompson.

“Rotor Riot was started from the ground up to be a premier source for FPV freestyle drone content and products for the hobby and sport,” said Chad Kapper, CEO of Rotor Riot. “We’ve built a large online subscriber base and our goal is to continue to educate, entertain and inspire the FPV community.”

“As an FPV pilot myself, getting to see Rotor Riot into this next phase is exhilarating. Our dream is to bring FPV drone sports to the mainstream by inspiring people to embrace this hobby and help them overcome the barriers to entry. It’s exciting to partner with Red Cat because they share this vision and their resources will help us double down on our efforts,” said Drew Camden, President of Rotor Riot.

In 2019, DJI, the market leader in easy-to-fly drones and aerial photography systems, made a significant entry into the FPV space with a new system that is helping more people than ever get into hobby. Rotor Riot worked closely with DJI to create content that demonstrates the new system’s capabilities and both companies plan to further support each other moving forward.

Following this partnership with DJI, Rotor Riot saw record sales during Q4 2019. Rotor Riot also furthered its expansion into the mainstream consumer retail market with its wired video game and drone controller now also available in the Apple Store and Best Buy.

On the professional FPV racing front, Rotor Riot Team Pilot Alex Vanover won the Drone Racing League World Championships on December 29th, 2019. Alex is the youngest pilot in DRL at age 19, with MultiGP National Championships to his name. The Rotor Riot gear and set up that Vanover uses can be found here: https://rotorriot.com/collections/captain-vanovers-setup.

About Red Cat

Red Cat (OTC: RCAT) is a leading provider of secure blockchain-based distributed storage, analytics and SaaS for the drone industry. Through its innovative products and leadership, Red Cat provides solutions for regulators to track and review flight data, insurance companies to insure drones, and pilots to become compliant with regulations. Red Cat's success is driven by a commitment to deliver unrivaled innovation that makes drones trackable, accountable and the sky a safer place. Red Cat is headquartered in San Juan, Puerto Rico. For more information, visit www.redcatpropware.com.

Forward-Looking Statements

Certain statements contained in this press release are "forward-looking statements" within the meaning of applicable federal securities laws, including, without limitation, anything relating or referring to future financial results and plans for future business development activities, and are thus prospective. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified based on current expectations. Such risks and uncertainties include, without limitation, the risks and uncertainties set forth from time to time in reports filed by the Company with the Securities and Exchange Commission. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Consequently, future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward the forward-looking statements contained herein. The Company undertakes no obligation to publicly release statements made to reflect events or circumstances after the date hereof.

Investor Relations Contact Information:

Red Cat Inc.

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Investors@redcat.red

PR Contact Information:

Todd Barrish

Indicate Media

todd@indicatemedia.com

917-861-0089